Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 33-91684 and 333-155647 of WVS Financial Corp. on Form S-8 of our report dated September 17, 2015, relating to our audit of the consolidated financial statements included in the Annual Report on Form 10-K of WVS Financial Corp. for the year ended June 30, 2015.

/s/ S.R. Snodgrass, P.C.

Wexford, Pennsylvania
September 17, 2015